Filed Pursuant to Rule 433

Registration Statement No. 333-252149

Issuer Free Writing Prospectus dated January 27, 2022

Relating to Preliminary Prospectus dated January 5, 2022

WETRADE GROUP INC.

10,000,000 Shares of Common Stock

Free Writing Prospectus

This free writing prospectus relates to the registered offering of the shares of common stock of WeTrade Group Inc. (the “Company”) and should be read together with the preliminary prospectus dated January 5, 2022 (the “Preliminary Prospectus”) that was included in Amendment No. 8 to the Registration Statement on Form S-1 (File No. 333-252149) relating to these shares and may be accessed through the following weblink:

https://www.sec.gov/ix?doc=/Archives/edgar/data/0001784970/000147793222000089/wtg_s1a.htm

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Univest Securities, LLC at 212-343-8888.

WETRADE GROUP

2022

WETRADE GROUP



Issuer Free Writing Prospectus
dated January 27, 2022
Filed Pursuant to Rule 433 of the Securities Act of 1993, as amended
Relating to Preliminary Prospectus dated January 5, 2022
SEC Registration No. 333-252149
Nasdaq Ticker: WETG (Pending Nasdaq Approval)

Free Writing Prospectus Statement

This free writing prospectus relates to the proposed public offering of common stock("Shares") of WeTrade Group Inc. ("we", "us", or "our") and should be read together with the Registration Statement we filed with the Securities and Exchange Commission (the "SEC") for the offering to which this presentation relates and may be accessed through the following web link:

https://www.sec.gov/ix?doc=/Archives/edgar/data/0001784970/000147793222000089/wtg_s1a.htm

The Registration Statement has not yet become effective. Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have with the SEC in their entirety for more complete information about us and the offering. You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov.

Alternatively, we or our underwriter will arrange to send you the prospectus if you contact Univest Securities, LLC via email: IBAssistDesk@univest.us , or contact WeTrade Group Inc. via email: ir@wetradegroup.com.

Forward Looking Statements

This presentation contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as "approximates," "believes," "hopes," "expects," "anticipates," "estimates," "projects," "intends," "plans," "will," "would," "should," "could," "may" or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to: assumptions about our future financial and operating results, including revenues, income, expenditures, cash balances and other financial items; our ability to execute our growth, and expansion, including our ability to meet our goals; current and future economic and political conditions; our ability to compete in the highly-competitive advertising service industry; our capital requirements and our ability to raise any additional financing which we may require; our ability to attract clients and further enhance our brand recognition; the future development and spread of COVID-19; our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business; trends and competition in the advertising service industry; and other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe certain material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under "Risk Factors." We base our forward-looking statements on our management's beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

Offering Summary

Issuer	**WeTrade Group Inc**
Offering Type	Initial Public Offering
Proposed Listing/Symbol	Nasdaq Capital Market – "WETG" (Pending Nasdaq Approval)
Shares Offered	**10,000,000** Shares
Assumed Offering Price	**$5.00**
Gross Proceeds	**$50 million** (Assuming no exercise of over-allotment option)
Over-allotment	**15%**
Pre-offering Shares Outstanding	**305,451,498** Shares
Use of Proceeds	• Approximately **58%** for R&D and technology development • Approximately **22%** for marketing and talent recruitment in China • Approximately **10%** for strategic investment in service provider • Approximately **10%** for general working capital
Underwriter	Univest Securities, LLC

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Corporate Structure

WETRADE GROUP



WeTrade Group Inc.
(Wyoming)
100%
100%
UTour PTE.LTD
(Singapore, 2018)
WeTrade Information Technology Limited
(Hong Kong, 2019)
100%
Offshore
Onshore
Yueshang Information Technology (Beijing) Limited
100%
100%
100%
Yueshang Group (Hunan) Network Technology Limited
Yueshang Technology Group (Hainan Special Economic Zone) Limited
WeTrade Digital (Beijing) Technology Co., Limited

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

WeTrade Group | Investment highlights

Large Market Potential

- The number of micro-business users is estimated to exceed 330 million in 2023 (Iresearch)
- There is a large potential in global SaaS market

Leading Technology

- Technical service provider of Cloud Intelligent System for micro-businesses
- Strong R&D in global cloud intelligent development

Break through industry barriers

- The technical + social capabilities reshape multiple industries
- Industries move towards integration, intelligence and internationalization



Professional Management Team

- Strong partners in several industries
- Experienced team in new economy business areas

Potential Financial Growth

- Business has potential substantial growth
- Stable and healthy financial structure

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

CONTENTS

WETRADE GROUP

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

WeTrade Group

01. Company Overview and Management Team

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

WeTrade Group Company Profile



Location

Mainland China

Hong Kong

WeTrade Group

- WeTrade Group INC(US:WETG) is a technical service provider of Cloud Intelligent System for micro-businesses.
- Through big-data, social recommendation relationships, multi-channels App data statistics, etc., we independently developed a cloud intelligence system for micro-business (known as YCloud).

Mission:

To provide Cloud Intelligent solutions for an estimated 330 million micro-business users.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Company Strategy

Marketing Strategy

Using YCloud to help micro-business industry's digital innovation and form the "cloud+ big data+intelligent applications" among six industries

Technical Strategy

Strengthen core technology competitiveness, deep integration of cloud computing, big data and AI, aiming to build a global cloud intelligent system

Global Strategy

Establish a global intelligent cloud system and a global-oriented R&D technology system, fully integrate the global network, and complete the global strategic deployment

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

WeTrade Group Business Model

WETRADE GROUP

Partner

System Function
Qualification Ability Output

Service Fee of GMV

Micro-Business Industry

Hospitality Industry

Toutism Industry

Beauty Industry

Short-Video Living Industry

Traditional Retail Industry

……

YCloud System

Services Provider

Technical Ability

Service Fee

WeTrade Group

Payment Ability:

1、Unionpay Scenario

2、WeChat Scenario

3、Alipay Scenario

4、Balance Payment

…

Technical Capability

1、User marketing relationship tracking

2、CPS commission income management

3、Multi-channel Data Analysis

4、Supply Chain System

5、Payment Scenario Function

6、Living+Short-video System

7、AI fission and management of community

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

WeTrade Group Management Team

Zheng Dai
Co-founder, Chairman and CTO


Zheng Dai
(Dixon)

- Served as the Chief Technology Officer for China Interaction Media Group in 2000-2004.
- Co-founder and Vice President of Qunar Cayman Islands Limited (Nasdaq : QUNR) in 2006-2012.
- Served on several boards that represent timeshare owners and their interests since 2014.
- Bachelor degree in Investment management from China Fuzhou University.

Pijun Liu
Co-founder & CEO


Pijun Liu
(Billion)

- Worked for eLong.com and International Hotel Group, during which he hosted the first Caofeidian Forum in 2004-2006.
- Founded the high-star hotel alliance-Wandian Alliance and led the team to achieve significant results in 2009-2014. Received the "Gold Award" in the Global Travel Conference in 2017.
- B.S from Wuhan University of Technology in 2004 and post graduate studies in the School of Finance at Renmin University of China in 2018-2019.

Kean Tat Che
CFO


Kean Tat Che
(Keith)

- Served as an auditor with Ernst & Young LLP In 2006-2009.
- Worked as Corporate Finance Manager with ICH Group in 2009-2012.
- Served as Vice President in Auscar Wealth Management Sdn Bhd in 2013.
- Worked as CFO at Heyu Capital Group in 2013-2016
- Worked as Group CFO in Nova Group Holdings (1360.HK) in 2019-2020.
- Working as VP and CFO of Central Holding Group Ltd (1735.HK) since 2020.
- Graduated from the University of Adelaide in Australia and majored in Accounting and Finance in 2005.

WeTrade Group

Board of Directors

WETRADE GROUP

Directors

- Zheng Dai - Chairman
- Pijun Liu - Director
- Kean Tat Che - Director
- Zhuo Li - Director

Independent Directors

- Biming Guo - Audit Committee Chairman
- Daxue Li - Compensation Committee Chairman
- Yuxing Ye - Nominating Committee Chairman
- Ning Qin - Member of Compensation Committee and Nominating Committee
- Hung Fai Choi - Member of Audit Committee and Nominating Committee

WETRADE GROUP

WeTrade Group

02. Market Analysis

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

WeTrade Group Micro-business



Number of micro-business users in China
(Unit: Million)
350
300
250
200
150
100
50
0
30.32
50.56
160
200
260
330
2018
2019
2020
2021(E)
2022(E)
2023(E)

Micro Business growth rapidly in China

Merchants emerge

Thriving growth of merchants driven by well-adapted social e-commerce shopping, and regulation.

Omni-channel model

Categories of products start to branding in private traffic; we offer pioneering on-line & off-line channels to customers.

Source: Iresearch

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Industry Coverage


Micro-
business
Industry
Tourism
Industry
Hospitality
Industry
Livestreaming/
short video
Industry
Medical beauty
Industry
Traditional Retail
Industry

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

WeTrade Group

Industry Coverage

Micro-business	Micro-business stores are expected to reach 160 million, 200 million, 260 million and 330 million in 2020, 2021, 2022 and 2023 respectively
Tourism	According to National Tourism Bureau, people work in tourism will be 33 million
Hospitality	Massive market potential of 1.5 million of small and medium hotels
Livestreaming and short video	China's MCN (Multi-Channel network) institutions have reached 100,000 by the end of 2019
Medical beauty	According to Tianyancha, there are 313,641 medical beauty companies by end of 2019
Traditional retail	Traditional retail stores could be one of the growth drivers for micro business in China.

Source: iResearch, 13th Five-Year Plan for Development of Tourism Talents in 2017, Qichacha, White Paper on the Value of Multi-Channel Network in 2019 and Tianyancha.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

WeTrade Group
Peer Companies

WETRADE GROUP

	Established	Main Business	Major customer industry	Business Model	Revenue (First Half of Fiscal 2021)	Net Profit (loss)	Market Cap*
Youzan	2012	Store-opening growth operation service provider	Retail E-Commerce	SaaS Provider	HK$965.5 million	HK$(444.8) million	HK$5,783 million
Weimob	2013	Tencent social network service platform SME precision marketing service provider	Retail E-Commerce	SaaS Provider + Advertising Agency	HK$1,662.2 million	HK$(702.2) million	HK$16,591 million
WeTrade Group	2019	YCloud system provider	Micro-business, Tourisum, Hospitality, Medical Beauty	SaaS Provider	US$6.66 million	US$2.49 million	US$916 million

*Note: * As of January 23, 2022*

Source: Bloomberg, Interim Report

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

WETRADE GROUP

WeTrade Group

03.Core Technology

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

WeTrade Group Technical Advantage

– Core Advantage- YCloud –



WeTrade Group
User marketing relationship implementation
Supply chain system
CPS commission income management
AI marketing fission
Payment scenario
Livestreaming + Short Video system

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

WeTrade Group Supply Chain

WETRADE GROUP

E-commerce CPS → YCloud System

Financial CPS → YCloud System

Local Life → YCloud System

Preferred Shopping → YCloud System

YCloud System → Users

- ✓ YCloud aggregates the resources of actual users of system and categorizes them into four sections: mall CPS, financial CPS, local life, and preferred shopping

- ✓ YCloud shares the pooled resources to all users to strengthens the value of individual user' s own merchandise and services, and allows users to provide more possibilities to their consumers

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

WeTrade Group | Clients

WETRADE GROUP

Individual Users

WeTrade Group provides better solutions for future 330 million micro-business users in China.



Industry Coverage

- Micro Business Industry
- Tourism Industry
- Hospitality Industry
- Livestreaming/ Short Video Industry
- Medical Beauty Industry
- Traditional Retail Industry

.....

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

WeTrade Group

Expansion Goals

WETRADE GROUP

2021-2022	2022-2023	2023-2025
Significant market share of three target markets based on our leading big data and AI technology	Substantial market share of six target markets Release new product of CRM (lead generation) --- high competition barriers	International operation---Market globalization with YCloud

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

WeTrade Group

04. Financial Highlights

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

WeTrade Group | Financial Highlights

WETRADE GROUP

Income Statement


Million USD
4.60
YoY +129%
2.01
2.49
YoY +57%
1.58
1.41
YoY +90%
0.74
Revenue
Gross Profit
Net Income
3Q2020
3Q2021

Operating Margin


78.7%
54.2%
36.8%
30.7%
Gross Margin
Net Profit Margin
3Q2020
3Q2021

Note: Fiscal year end is December 31, and the Company hasn't generated revenue until Q2,2020.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results.

WeTrade Group Financial Highlights

WETRADE GROUP

Income Statement


Million USD
11.26
8.82
3.90
2.89
2.37
1.31
YoY +290%
YoY +272%
YoY +199%
Revenue
Gross Profit
Net Income
9M2020
9M2021

Operating Margin


82.2%
78.3%
45.3%
34.7%
Gross Margin
Net Profit Margin
9M2020
9M2021

Note: Fiscal year end is December 31, and the Company hasn't generated revenue until Q2,2020.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results.


Balance Sheet
Million USD
YoY +2%
4.65
4.73
YoY +45%
8.89
12.93
YoY +30%
13.54
17.65
Total Liability
Total Shareholders' Equity
Total Asset
FY2020
Sep. 30, 2021

Note: Fiscal year end is December 31, and the Company hasn't generated revenue until Q2,2020.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results.

WETRADE GROUP

Issuer

Zheng Dai | Co-Founder & Chairman
Tel | +86 13501274842
Email | dixon@yueshang.co

Univest Securities 万通证券

Underwriter

Edric Guo | CEO
Tel | +1-646-775-0000
Email | info@univest.us

埃森德 ASCENT

Investor Relations

Tina Xiao | President
Tel | +1-917-609-0333
Email | tina.xiao@ascent-ir.com

Webs for SEC filings and financial data and Webs for WeTrade Group

https://www.sec.gov

Chinese： https://ir-cn.wetg.group
English： https://ir.wetg.group